UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

THE GABELLI DIVIDEND & INCOME TRUST
One Corporate Center Rye, NY 10580-1422 t 914.921.5070 GABELLI.COM

Dear Shareholder,

This year’s Annual Meeting of Shareholders, scheduled for May 11, 2026, is critical to determining the future of your Fund. Your vote, no matter the number of shares you own, is very important. Your Board recommends that you vote on the WHITE proxy card today.

Vote the WHITE proxy cards you receive from Gabelli Dividend & Income Trust.
Discard the GOLD proxy cards you receive from Saba.

We encourage you to consider the following as you make your decision:

Your Fund’s Board has delivered for you.

●	Since inception, the Fund has repurchased over 6 million shares under the program authorized by the Board.

●	Under the Board’s leadership, the distribution rate has increased approximately 36% over the past three years.

●	The discount has narrowed to 8.8%[1] from 15.4% at year end 2023.
Your Fund’s incumbent trustees have extensive experience.

●	Frank J. Fahrenkopf, Jr., has served since the Fund’s inception and has deep expertise in regulatory affairs and corporate governance.

●	Vice Admiral (Ret.) Colin J. Kilrain joined the board in February 2026 and brings operational discipline and strategic oversight experience.

●	Salvatore J. Zizza has served since the Fund’s inception and has extensive experience in financial services and capital markets.

Bottom Line

Supporting the Saba nominee could disrupt your Fund’s operations. Saba’s GOLD proxy cards should be discarded. Saba has a long history of acting in its own self-interest, often seeking control of a fund at future annual meetings. If Saba takes control of your Fund, we believe the dividend could be at risk and the future of your Fund and its investment strategy would be uncertain. In contrast, your Fund Board is highly qualified, actively engaged, and acts in the best interests of ALL shareholders to maximize shareholder value.

Questions? We are here to help. Contact our proxy solicitor, EQ Fund Solutions, at 1 (888) 548-6498—available Monday through Friday, 9:00 a.m. to 10:00 p.m. ET, and Saturday, 10:00 a.m. to 6:00 p.m. ET. Thank you for voting.

Sincerely,

John C. Ball
President & Treasurer

Gabelli Dividend & Income Trust

[1]	As of April 24, 2026

GDV04

VOTE THE WHITE PROXY CARD TODAY!

Unlike prior years, shareholders may receive multiple proxy cards this year. It is important that you vote and return all WHITE proxy cards FOR all Fund trustee nominees and DO NOT return any GOLD proxy card(s) sent by Saba.

Your Fund has retained EQ Fund Solutions, (“EQ”) as its proxy solicitor. If representatives of EQ call you, they will clearly identify themselves as the proxy solicitor for the Fund.

We urge you to VOTE FOR THE RE-ELECTION OF YOUR FUND’S NOMINEES (PROPOSAL 1) by completing and signing the WHITE PROXY CARD and returning it to us in the postage-paid envelope or voting online or by phone using the instructions on the WHITE PROXY CARD. Do not vote for the Saba nominee or sign or return any GOLD proxy card sent to you by Saba.

YOUR FUND NEEDS ALL OF ITS SHAREHOLDERS TO VOTE – NOT VOTING HELPS DISSIDENT SABA BY GIVING IT MORE INFLUENCE OVER YOUR FUND AND WE BELIEVE WILL NEGATIVELY IMPACT THE FUND’S LONG-TERM PROSPECTS.

PLEASE DO NOT SEND BACK SABA’S GOLD PROXY CARD, even to withhold votes on Saba’s nominee, as this may cancel any prior vote for your Fund’s nominees. If you have already returned Saba’s GOLD proxy card, you can still support your Board and your Fund by returning the WHITE PROXY CARD. Only your latest dated proxy card submission will count.

We are available to address any questions on how to vote your shares.

Please call our proxy solicitation firm, EQ Fund Solutions, at 1 (888) 548-6498.

GDV04